FOR IMMEDIATE RELEASE

Contact:	Dewey Steadman - Investors	Racquel White - Media
	Investor@labcorp.com	Media@labcorp.com

Labcorp Announces 2026 First Quarter Results; Raises Full Year 2026 Guidance

•Results from Operations for first quarter 2026 versus first quarter 2025:
◦Revenue: $3.54 billion vs. $3.35 billion, up 5.8%
◦Diluted EPS: $3.35 vs. $2.52, up 32.8%
◦Adjusted EPS: $4.25 vs. $3.84, up 10.6%
•Raised Full-Year Enterprise Revenue and Adjusted EPS guidance:
◦Revenue guidance of 5.0% to 6.1%; up 20 basis points at the midpoint
◦Adjusted EPS range of $17.70 to $18.35; up 13 cents at the midpoint
•Advanced leadership in specialty and companion diagnostics and expanded strategic health systems collaborations
•Collaborated with Optum.ai to enhance patient and provider experience

BURLINGTON, N.C., April 30, 2026 – Labcorp Holdings Inc. (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced results for the first quarter ended March 31, 2026 and updated full-year guidance.

“Labcorp delivered another quarter of strong results, with robust growth and double-digit Adjusted EPS growth driven by continued momentum across our Diagnostics and Central Laboratory businesses,” said Adam Schechter, Chairman and CEO of Labcorp. “Health systems, providers, consumers, and biopharmaceutical customers are increasingly turning to Labcorp as their partner of choice for their complex, innovative testing needs. Our investments in advanced technologies, including robotics and AI, are improving the customer experience and transforming the way we operate. Driven by continued progress across our strategic priorities, we are raising our full year Adjusted EPS guidance to $18.03 at the midpoint of the range, an increase of $0.13.”

Labcorp continues to advance its strategic priorities:

Be a partner of choice for health systems and regional and local laboratories:

•Announced a nationwide strategic collaboration with Children’s Hospital of Philadelphia (CHOP) to expand access to cutting-edge diagnostics for pediatric patients.

•Completed the acquisition of select assets of Crouse Health’s Laboratory Alliance of Central New York and executed an agreement with Crouse Health to manage their inpatient labs.

Lead in specialty testing:

•Announced a collaboration with Illumina to expand access to advanced genomic testing in oncology to deliver more precise biomarker insights.

•Expanded nationwide access to the first FDA-approved companion diagnostic that helps identify patients with platinum‑resistant ovarian cancer who may benefit from Merck’s KEYTRUDA® and KEYTRUDA QLEX™.

•Launched the Labcorp Fentanyl Visual Urine Test, an FDA‑cleared rapid screening test that delivers results in just 10 minutes and assesses possible fentanyl exposure for up to 48 hours.

Shape our future through technology and innovation:

•Launched an AI-powered, real-world data platform with Amazon Web Services (AWS) and Datavant to accelerate Alzheimer’s research.

•Expanded a collaboration with PathAI to deploy AISight® Dx, an FDA-cleared digital pathology platform.

•Announced a collaboration with Optum.ai to apply AI capabilities to streamline laboratory operations, improve efficiency, and enhance the patient and provider experience.

Drive personalized health solutions:

•Grew Consumer Health and expanded the Labcorp OnDemand test portfolio with new tests for insulin resistance and pancreatic function, as well as customizable men’s and women’s health tests.

•In May, the company will launch MyLabcorp, a secure, AI-powered mobile app that brings an individual’s test results and health data together with clinical guidance to help consumers better understand their test results.

Labcorp also remains committed to a disciplined allocation of capital. In the first quarter of 2026, the company invested $202.2 million in acquisitions, repurchased $98.0 million of stock, and paid out $61.2 million in dividends. On April 9, 2026, the company announced a quarterly cash dividend of $0.72 per share of common stock, payable on June 11, 2026, to stockholders of record at the close of business on May 29, 2026.

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2026		2025	Delta

Revenue Summary (Dollars in billions)
Total Revenue	$3.54		$3.35	5.8%
Organic(1)				3.1%
Acquisitions, net of Divestitures(2)				1.4%
Foreign Exchange				1.3%

(1) Excludes the impact from acquisitions, divestitures, and currency, as well as other strategic actions taken in Early Development.
(2) Includes the impact from strategic actions taken in Early Development.

Earnings Summary (Dollars in millions, except per share data)
Operating Income (“OI”)	$380.8		$326.0
OI as % of Revenue	10.8%		9.7%	100 bps

Adjustments (3)	$127.1		$143.0

Adjusted Operating Income (“AOI”) (4)	$507.9	(5)	$469.0
AOI as % of Revenue	14.4%	(5)	14.0%	30 bps

Net Earnings Attributable to Labcorp Holdings Inc.	$277.8		$212.8
Diluted EPS	$3.35		$2.52
Adjusted EPS (4)	$4.25		$3.84	10.6%

(3) Adjustments include amortization, impairment charges, restructuring charges, and special items.
(4) Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for additional information.
(5) The increase in adjusted operating income and margin was primarily driven by organic growth.

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED RESULTS

	Three Months Ended March 31,
	2026		2025
Cash Flow Summary (Dollars in millions)

Operating Cash Flow	$191.5		$18.5
Capital Expenditures	121.0		126.0
Free Cash Flow	$70.5	(1)	$(107.5)

(1) The increase in free cash flow was primarily driven by higher cash earnings.
Capital Allocation Summary

•At the end of the quarter, Labcorp's cash and cash equivalents balance was $981.1 million and total debt was $6.33 billion. These higher cash and debt balances are due to the pre-funding of maturing debt.
•During the quarter, the company invested $202.2 million in acquisitions, repurchased $98.0 million of stock, and paid out $61.2 million in dividends.

LABCORP HOLDINGS INC. AND SUBSIDIARIES
Diagnostics Laboratories Segment Summary

	Three Months Ended March 31,
	2026		2025	Delta
Revenue Summary (Dollars in billions)
Total Revenue	$2.76		$2.63	5.0%
Organic				2.9%
Acquisitions, net of Divestitures				2.0%
Foreign Exchange				0.2%

Earnings Summary (1) (Dollars in millions)
Adjusted Operating Income (“AOI”) (2)	$458.7	(3)	$427.5
AOI as % of Revenue	16.6%	(3)	16.3%	30 bps

(1) Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for additional information.
(2) Excludes amortization, restructuring charges, special items, and unallocated corporate expenses.
(3) Adjusted operating income and margin increased primarily driven by organic growth, despite the impact from adverse weather.

	Three Months Ended March 31, 2026
	Requisition		Price/Mix
	Volume Delta (4)		Delta (4)
Metrics Summary
Total	2.5%		2.6%
Organic (5)	1.1%	(6)	1.8%
Acquisitions, net of Divestitures	1.4%		0.6%
Foreign Exchange	—%		0.2%

(4) Column shows changes versus the three months ended March 31, 2025.
(5) Organic price/mix includes lab management agreements.
(6) Includes the impact from adverse weather.

LABCORP HOLDINGS INC. AND SUBSIDIARIES
Biopharma Laboratory Services Segment Summary

	Three Months Ended March 31,
	2026		2025	Delta
Revenue Summary (Dollars in millions)
Total Revenue	$780.6		$721.3	8.2%	(1)
Organic(2)				3.7%
Acquisitions, net of Divestitures(3)				(1.0)%
Foreign Exchange				5.5%

(1) Central Labs revenue growth of 11.3% and Early Development revenue growth of 0.6%.
(2) Excludes the impact from acquisitions, divestitures, and currency, as well as other strategic actions taken in Early Development.
(3) Includes the impact from strategic actions taken in Early Development.

Earnings Summary (4) (Dollars in millions)
Adjusted Operating Income (“AOI”) (5)	$120.7	(6)	$106.9
AOI as % of Revenue	15.5%	(6)	14.8%	60 bps

(4) Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for additional information.
(5) Excludes amortization, restructuring charges, special items, and unallocated corporate expenses.
(6) Adjusted Operating Income and margin increased driven by growth in Central Labs.

	As of
	March 31, 2026
Metrics Summary (Dollars in billions)
TTM Net Orders	$3.29
TTM Book to Bill	1.04
Backlog	$8.64	(7)
Next Twelve Months Forecast Backlog Conversion	$2.69

(7) Backlog increased 5.6% compared to this period last year.

Guidance for 2026

Labcorp is updating 2026 full year guidance to reflect its first quarter performance and full year outlook. The following guidance assumes foreign exchange rates effective as of March 31, 2026. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases, and dividends.

(Dollars in billions, except per share data)
	Previous		Updated
	2026 Guidance		2026 Guidance
	Low	High	Low	High
Revenue
Labcorp Enterprise (1)(2)	$14.61	$14.79	$14.65	$14.80
Growth (3)	4.7%	6.0%	5.0%	6.1%

Diagnostics Laboratories	$11.42	$11.53	$11.43	$11.52
Growth (3)	5.0%	6.0%	5.1%	5.9%

Biopharma Laboratory Services (4)	$3.19	$3.25	$3.22	$3.27
Growth (3)	3.0%	5.0%	3.8%	5.4%

Adjusted EPS	$17.55	$18.25	$17.70	$18.35

Free Cash Flow	$1.24	$1.36	$1.24	$1.36

(1) 2026 Updated guidance includes an impact from foreign currency translation of 0.4%.
(2) Enterprise level revenue is presented net of intercompany transaction eliminations.
(3) Growth based on 2025 Enterprise revenue of $14.0 billion, Diagnostics revenue of $10.9 billion, and Biopharma Laboratory Services revenue of $3.1 billion.
(4) 2026 Updated guidance includes an impact from foreign currency translation of 1.5%.

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise “special items” used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at https://ir.labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A webcast discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by accessing the Labcorp investor relations website and navigating to the “Events” section. Alternatively, the live webcast can be accessed on this link. This webcast will be archived and accessible for one year.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 71,000 employees serve clients in approximately 100 countries, provided support for more than 85% of the new drugs and therapeutic products approved by the FDA in 2025, and performed more than 750 million tests for patients around the world. Learn more at www.labcorp.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2026 guidance and related assumptions, (ii) the impact of various factors on operating and financial results, including global economic and market conditions on the company's businesses, operating results, cash flows and/or financial condition, (iii) future business strategies, (iv) expected savings, synergies and other benefits to the company, customers or patients from acquisitions and other transactions and partnerships, and (v) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company's control, including without limitation: (i) the failure to receive tax-free treatment with respect to the spin-off of the company’s former Clinical Development and Commercialization Services business for U.S. federal income purposes; (ii) the impact of spin-off related items; (iii) personnel costs and potential difficulties with employee relations and retention; (iv) the trading price of the company's stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (v) the impact of changes to existing or adoption of new laws and regulations applicable to the company, including healthcare reform, or changes to the interpretation and application of such laws and regulations; (vi) customer purchasing decisions, including changes in payer regulations or policies; (vii) adverse actions of governmental and third-party payers; (viii) changes in testing guidelines or recommendations; (ix) the impact of global geopolitical events; (x) the effect of public opinion on the company's reputation; (xi) adverse results in material litigation matters; (xii) failure to maintain or develop customer relationships; (xiii) the company's ability to develop or acquire new products and adapt to technological changes; (xiv) failure of the company’s information technology, systems, or data security; (xv) the impact of potential losses under repurchase agreements; (xvi) adverse weather conditions; (xvii) the number of revenue days in a financial period; (xviii) inflation; (xix) increased competition; and (xx) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company's ability to implement the company's business strategy, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward- looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company's most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company's other filings with the SEC. The information in this press release should be read in conjunction with a review of the company's filings with the SEC including the information in the company's most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”.
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- Tables to Follow -

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Millions, Except Per Share Data)

	Three Months Ended March 31,
	2026	2025
Revenues	$3,537.6	$3,345.1
Cost of revenues	2,523.8	2,397.1
Gross profit	1,013.8	948.0
Selling, general, and administrative expenses	551.0	546.0
Amortization of intangibles and other assets	75.6	69.6
Restructuring and other charges	6.4	6.4
Operating income	380.8	326.0
Other (expense) income:
Interest expense	(55.1)	(56.0)
Investment income	12.2	6.5
Equity method loss, net	(5.1)	(0.3)
Other, net	(13.1)	(1.0)
Earnings from operations before income taxes	319.7	275.2
Provision for income taxes	41.7	62.2
Net earnings	278.0	213.0
Less: Net earnings attributable to the noncontrolling interest	(0.2)	(0.2)
Net earnings attributable to Labcorp Holdings Inc.	$277.8	$212.8

Earnings per common share:
Basic earnings per common share	$3.37	$2.54
Diluted earnings per common share	$3.35	$2.52

Weighted-average basic common shares outstanding	82.3	83.6
Weighted-average diluted common shares outstanding	82.9	84.3

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$981.1	$532.3
Accounts receivable, net	2,288.6	2,103.8
Unbilled services, net	161.9	156.9
Supplies inventory	497.7	534.7
Prepaid expenses and other	629.5	692.8
Total current assets	4,558.8	4,020.5
Property, plant, and equipment, net	3,065.5	3,081.5
Goodwill, net	6,955.2	6,789.5
Intangible assets, net	3,636.1	3,596.0
Joint venture partnerships and equity method investments	146.6	153.9
Other assets, net	724.9	751.3
Total assets	$19,087.1	$18,392.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$695.7	$840.8
Accrued expenses and other	851.9	847.8
Unearned revenue	405.2	439.1
Short-term operating lease liabilities	183.2	191.1
Short-term finance lease liabilities	4.6	4.6
Short-term borrowings and current portion of long-term debt	500.4	500.1
Total current liabilities	2,641.0	2,823.5
Long-term debt	5,833.7	5,084.6
Operating lease liabilities	656.5	682.6
Finance lease liabilities	62.2	63.0
Deferred income taxes and other tax liabilities	456.4	454.5
Other liabilities	691.8	647.8
Total liabilities	10,341.6	9,756.0
Commitments and contingent liabilities
Noncontrolling interest	16.9	16.9
Shareholders’ equity:
Common stock, 82.3 and 82.2 shares outstanding at March 31, 2026, and December 31, 2025, respectively	7.4	7.5
Additional paid-in capital	—	—
Retained earnings	8,784.4	8,639.9
Accumulated other comprehensive loss	(63.2)	(27.6)
Total shareholders’ equity	8,728.6	8,619.8
Total liabilities and shareholders’ equity	$19,087.1	$18,392.7

LABCORP HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$278.0	$213.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	173.3	166.8
Stock compensation	31.7	32.8
Operating lease right-of-use asset expense	48.0	48.6
Deferred income taxes	2.0	(6.1)
Other, net	11.4	8.1
Change in assets and liabilities (net of effects of acquisitions and divestitures):
Increase in accounts receivable	(187.9)	(170.8)
(Increase) decrease in unbilled services	(6.2)	3.9
Decrease in supplies inventory	35.4	8.4
Decrease in prepaid expenses and other	4.0	45.0
Decrease in accounts payable	(138.7)	(147.6)
Decrease in unearned revenue	(32.1)	(8.9)
Decrease in accrued expenses and other	(27.4)	(174.7)
Net cash provided by operating activities	191.5	18.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(121.0)	(126.0)
Proceeds from sale of assets	7.8	0.5
Purchase of equity affiliates or other investments	(6.7)	(157.0)
Acquisition of businesses, net of cash acquired	(202.2)	(53.5)
Net cash used for investing activities	(322.1)	(336.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	750.0	—
Payments on senior notes	—	(1,000.0)
Proceeds from accounts receivable securitization	—	225.0
Proceeds from revolving credit facilities	—	64.8
Payments on revolving credit facilities	—	(64.8)
Net share settlement tax payments from issuance of stock to employees	(39.8)	(25.5)
Net proceeds from issuance of stock to employees	32.9	25.7
Dividends paid	(61.2)	(61.6)
Purchase of common stock	(98.0)	—
Other, net	(3.4)	(3.3)
Net cash provided by (used for) financing activities	580.5	(839.7)
Effect of exchange rate on changes in Cash and cash equivalents	(1.1)	7.9
Net increase (decrease) in Cash and cash equivalents	448.8	(1,149.3)
Cash and cash equivalents at beginning of period	532.3	1,518.7
Cash and cash equivalents at end of period	$981.1	$369.4

LABCORP HOLDINGS INC. AND SUBSIDIARIES
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended March 31,
	2026	2025
Diagnostics Laboratories
Revenues	$2,762.1	$2,629.6

Adjusted operating income	$458.7	$427.5
Adjusted operating margin	16.6%	16.3%

Biopharma Laboratory Services
Revenues	$780.6	$721.3

Adjusted operating income	$120.7	$106.9
Adjusted operating margin	15.5%	14.8%

Consolidated
Revenues	$3,537.6	$3,345.1

Adjusted segment operating income	$579.4	$534.4
Unallocated corporate expense	(71.5)	(65.4)
Consolidated adjusted operating income	$507.9	$469.0
Adjusted operating margin	14.4%	14.0%

The consolidated revenue and adjusted segment operating income are presented net of intercompany transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABCORP HOLDINGS INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Dollars and Shares in Millions, Except Per Share Data)

	Three Months Ended March 31,
	2026	2025
Adjusted Operating Income
Operating income	$380.8	$326.0
Amortization of intangibles and other assets (a)	75.6	69.6
Restructuring and other charges (b)	6.4	6.4
Acquisition and disposition-related costs (c)	9.9	29.1
Launchpad costs (d)	13.0	20.1
Other	22.2	14.5
TSA reimbursement (e)	—	3.3
Adjusted operating income	$507.9	$469.0

Adjusted operating profit margin	14.4%	14.0%

Adjusted Net Income
Net income	$277.8	$212.8
Impact of adjustments to operating income	127.1	143.0
Loss on venture fund investments, net (f)	7.1	3.4
Equity method loss from SYNLAB investment (g)	5.0	—
TSA reimbursement (e)	—	(3.3)
Other	(8.5)	—
Income tax impact of adjustments (h)	(56.1)	(31.9)
Adjusted net income	$352.4	$324.0

Weighted-average diluted common shares outstanding	82.9	84.3

Adjusted net income per share	$4.25	$3.84

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions and facilities and contract termination costs within the organization in connection with our LaunchPad initiatives, and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses, impact of delayed contract or license transfers, and other integration or disposition related activities.
(d)	LaunchPad costs include non-capitalized costs associated with the implementation of systems, consolidation of processes, and consulting costs incurred as part of various business process improvement initiatives.
(e)	Represents transition services fees charged to Fortrea Holdings Inc. related to administrative and IT systems support. The costs to provide these services are included in operating income but the service fees are included in other income.
(f)	The company makes investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(g)	Adjustment removes the impact of the equity method income from the Company's minority investment in SYNLAB.
(h)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.